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                                                                     EXHIBIT 8.2

                     [LETTERHEAD OF MAYER, BROWN & PLATT]


                                 April 3, 1998



Golden State Bancorp Inc.
414 North Central Avenue
Glendale, California 91203

     Re:  Merger of RedFed Bancorp, Inc. with and into a
          Wholly-Owned Subsidiary of Golden State Bancorp Inc.
          ----------------------------------------------------

Ladies and Gentlemen:

     We have acted as special counsel to Golden State Bancorp Inc. ("Golden State") in connection with a proposed merger pursuant to which RedFed Bancorp, Inc. ("RedFed") will be merged with and into Golden State Financial Corporation ("Merger Sub"), a wholly owned direct subsidiary of Golden State, as provided for in the Agreement and Plan of Merger dated as of November 30, 1997 (the "Merger Agreement"). Upon consummation of this transaction (the "Merger"), each issued and outstanding share of RedFed common stock (other than shares of RedFed common stock held in treasury), will be converted into the right to receive shares of Golden State common stock as provided in the Merger Agreement. Cash will be paid to each holder of RedFed common stock in lieu of the issuance of fractional shares. You have requested that we provide opinions, as required by section 6.2(b) of the Merger Agreement, regarding qualification of the Merger as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and certain related matters.

     The opinions set forth below are based upon the Code, the legislative history with respect thereto, rules and regulations promulgated thereunder, published rulings and court decisions, all as in effect and existing on the date hereof, and all of which are subject to change at any time, possibly on a retroactive basis. There can be no assurance that our conclusions will not be rendered invalid as a result of subsequent changes in the law, including changes to the Code, the regulations thereunder, or the interpretation thereof by the courts or the Internal Revenue Service.
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[LETTERHEAD OF MAYER, BROWN & PLATT]

Golden State Bancorp Inc.
April 3, 1998
Page 2

     In addition, in providing these opinions, we have relied upon (1) the Merger Agreement; (2) the description of the Merger and related transactions set forth in the OTS Application on Form H-(e)3 filed in connection with the Merger;
(3) the description of the Merger and related transactions set forth in the Proxy Statement-Prospectus on Form S-4 filed in connection with the Merger (the "Registration Statement"); and (4) written representations provided by the management of RedFed and of Golden State concerning certain facts underlying and relating to the proposed transactions (the "Representations"). This opinion is conditioned on the Representations remaining true, correct and complete at the Effective Time (as defined in the Merger Agreement). In the Representations, the signatories thereof have undertaken to inform us if any prior statement made therein becomes untrue prior to the Effective Time. In addition, we have assumed that any representation or statement made "to the best knowledge" or similarly qualified is correct without such qualification.

     Based on the foregoing, we offer the following opinions:

     1. The Merger will be treated for purposes of the Federal income tax as a "reorganization" within the meaning of Section 368(a) of the Code.

     2. Golden State, RedFed and Merger Sub will each be a "party" to that reorganization within the meaning of Section 368(b) of the Code.

     3. No gain or loss will be recognized for purposes of the Federal income tax by Golden State, RedFed or Merger Sub as a result of the Merger.

     The opinions herein are rendered to you solely in connection with the contemplated Merger and may not be relied upon by any other person or entity or used for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the OTS Application on Form H-
(e)3 filed in connection with the Merger. We further consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to this firm under the heading "Certain Federal Income Tax Consequences" in the Registration Statement.


                                    Very truly yours,

                                    /s/ Mayer, Brown & Platt

                                    Mayer, Brown & Platt